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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
DS Bancor, Inc.
Derby, Connecticut


We consent to the incorporation by reference in the registration statement on Form S-8 of the DS Bancor, Inc. 1994 Stock Option Plan of our report dated
March 15, 1994 relating to the consolidated statements of position of DS Bancor, Inc. and Subsidiary as of December 31, 1993 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of DS Bancor, Inc. and Subsidiary.





Friedberg, Smith & Co., P.C.
Bridgeport, Connecticut
May 23, 1994